Exhibit 10.4
LIMITED LIABILITY COMPANY INTERESTS PURCHASE AGREEMENT
          This Limited Liability Company Interests Purchase Agreement (this “Agreement”), is dated as of May 19, 2006, (the “Effective Date”) by and among BellBoy, Inc., a Delaware corporation (“Seller”), New Banana Bay, LLC, a Delaware limited liability company (“Buyer”), and JABO LLC, a Delaware limited liability company (“Unitholder”). Buyer, Seller and Unitholder are referred to collectively herein as the “Parties” and each individually as a “Party.”
Background
          WHEREAS, Seller owns 100% of the outstanding limited liability company interests (the “LLC Interests”) in Marathon Partners Manager LLC, a Delaware limited liability company (“Marathon Manager”), and Marathon Manager owns 50% of the outstanding limited liability company interests in Marathon Partners LLC, a Delaware limited liability company (the “LLC”);
          WHEREAS, the LLC is the owner in fee simple of the real property commonly known as the Banana Bay Resort and located at 4590 Overseas Highway, Marathon, Florida 33050 (the “Property”); and
          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the LLC Interests, on the terms and conditions set forth in this Agreement.
Agreement
          Now, Therefore, in consideration of the premises and mutual covenants set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
Definitions
          Section 1.01 Definitions. Capitalized terms used herein will have the following meanings:
          “Adjustment Amount” means the net credit in favor of Seller or Buyer, as the case may be, determined in accordance with Section 8.02 and Exhibit A of this Agreement. The Adjustment Amount at Closing shall be calculated without duplication of any amounts included in the calculation of the Interim Adjustment Amount.
          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended.
          “BHP” means Boykin Hotel Properties, L.P., an Ohio limited partnership.

          “BHP LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of BHP dated September 30, 2002, as amended.
          “BHP Unit” means a Common Partnership Unit, as that term is defined is defined in the BHP LP Agreement.
          “Interim Adjustment Amount” means a credit in favor of Seller in the amount of $1,613,566, representing the agreed-upon Adjustment Amount through and including March 31, 2006.
          “Liabilities” means any and all liabilities, claims, actions, demands, expenses, obligations, damages, suits in equity, debts, accounts, costs, setoffs, contributions, promises, covenants, attorneys’ fees, and/or causes of action of whatever kind or character.
          “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, Boykin Lodging Company and BHP.
          “Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Purchase Price” means an amount equal to $3,913,566 (which amount includes the Interim Adjustment Amount), plus or minus, as the case may be, the Adjustment Amount.
          “Superior Proposal” means any inquiry, proposal or offer from any Person relating to (i) the Property or (ii) the LLC Interests (including, without limitation, any inquiry, proposal or offer relating to or involving other assets or equity interests of Seller or its Affiliates), that Seller or its parent company determines in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation, is more favorable to Seller or its Affiliates than the transactions contemplated by this Agreement.
ARTICLE 2
Purchase and Sale of LLC Interests
          Section 2.01 Purchase of LLC Interests. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, the LLC Interests.
          Section 2.02 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, 3200 National City Center, Cleveland, Ohio, on the date of, and immediately prior to, the closing of the transactions contemplated by the Merger Agreement (the “Closing Date”).

          Section 2.03 Payments on the Closing Date.
          (a) Subject to Section 10.03, at the Closing, Buyer shall pay to Seller, an amount equal to the Purchase Price. Payment shall be made by wire transfer of immediately available funds pursuant to wire transfer instructions delivered by Sellers to Buyer at least one business day prior to Closing.
          (b) So long as such cooperation does not (i) impose upon Seller any adverse tax consequences or any other liabilities, or (ii) adversely impact the ability of Seller to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof or directly or indirectly impose any adverse present or future tax consequences to the Parent (as defined in the Merger Agreement) or its subsidiaries, as determined by the Parent in its sole discretion, Seller shall, upon receipt of an Option Notice (as defined in Section 2.03(c)), cooperate to satisfy all or any portion of Buyer’s obligation to pay the Purchase Price as contemplated by Section 2.03(c).
          (c) If Buyer timely delivers an Option Notice in accordance with this Section 2.03(c), Seller shall transfer or otherwise distribute the LLC Interests specified in the Option Notice to BHP prior to Closing. At Closing, BHP shall distribute the applicable LLC Interests to Buyer. In exchange therefor, Unitholder shall transfer to BHP, and BHP shall redeem, a number of BHP Units owned by Unitholder with a value equal to the Purchase Price or the applicable portion thereof (the “Unit Option”). For purposes of this Agreement, the value of a BHP Unit shall equal the Common Share Merger Consideration (as defined in the Merger Agreement). Buyer shall deliver notice of its intention to exercise the Unit Option (including the portion of the Purchase Price to be satisfied through exercise of the Unit Option) at least five (5) business days prior to Closing (the “Option Notice”). The Option Notice shall identify the portion of the LLC Interests Buyer intends to acquire through exercise of the Unit Option. For the avoidance of doubt, Buyer and Unitholder shall have no right to exercise the Unit Option if the conditions set forth in Section 2.03(b) are not satisfied.
          Section 2.04 Buyer’s Additional Closing Date Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller all of the following, each duly executed as applicable:
          (a) resolutions of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of Buyer’s obligations hereunder;
          (b) a certificate executed by an executive officer of Buyer dated the Closing Date certifying on behalf of Buyer that the conditions set forth in Sections 6.02(a) and 6.02(b) have been fulfilled.
          (c) if the Purchase Price is paid pursuant to the Unit Option as contemplated by Section 10.03 or Section 2.03(b), an assignment of units in form and substance reasonably satisfactory to Seller and Buyer sufficient to convey to BHP good, valid and marketable title to the BHP Units, free and clear of all liens, claims and encumbrances.

          Section 2.05 Seller’s Closing Date Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer all of the following, each duly executed and notarized as applicable:
          (a) an assignment of the LLC Interests in form and substance reasonably satisfactory to Buyer and Seller sufficient to convey to Buyer good, valid and marketable title to the LLC Interests, free and clear of all liens, claims and encumbrances;
          (b) a certificate executed by an officer of Seller dated the Closing Date certifying on behalf of Seller that the conditions set forth in Sections 6.03(a) and 6.03(b) have been fulfilled;
          (c) such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the LLC Interests; and
          (d) resolutions of Seller authorizing the execution and delivery of this Agreement and performance of Seller’s obligations hereunder.
ARTICLE 3
Seller’s Representations and Warranties
          Section 3.01 Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer as of the date hereof as follows:
          (a) Seller has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms.
          (b) Seller is a limited liability company validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has full limited liability company power and authority to carry on the business in which it is engaged. The execution and delivery of this Agreement do not, and the consummation by Seller of the transactions contemplated hereby will not, result in a breach or default under Seller’s limited liability company agreement or other governing instrument.
          (c) Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than any amounts required to be paid by Seller to UBS Investment Bank, which shall be the sole responsibility of Seller.
          (d) Except for consents and approvals already obtained, no consent or approval of any Person, is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance of Seller’s obligations under the Agreement.
          (e) Seller legally and beneficially owns 100% of the issued and outstanding equity interests in Marathon Manager and Marathon Manager legally and beneficially owns 50% of the issued and outstanding equity interests in the LLC, in each case free and clear of any liens, claims and encumbrances. Upon consummation of the transactions contemplated hereby, Buyer shall acquire good and valid title to the LLC Interests, free and clear of any liens, claims and encumbrances.
          (f) With the exception of any obligations arising in connection with the Orion Loan (as defined in Section 7.05) and any guarantees of direct obligations of Marathon Manager or the LLC relating solely to the Property or the development thereof, neither Marathon Manager nor the LLC is a guarantor of any indebtedness or other obligations of Seller or any of Seller’s affiliates.
          Section 3.02 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE 3 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES RELATING TO SELLER, THE PROPERTY, THE LLC INTERESTS AND THE BUSINESS AND OPERATIONS RELATING THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS AGENTS OR REPRESENTATIVES (AND IN THE CASE OF BUYER, ANY OFFICER, DIRECTOR OR EMPLOYEE THEREOF) OF ANY DOCUMENTATION OR OTHER INFORMATION, INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA.
ARTICLE 4
Buyer’s Representations and Warranties
          Buyer represents and warrants to Seller as of the date hereof as follows:
          Section 4.01 Authority. Buyer has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
          Section 4.02 Organization of Buyer. Buyer is a limited liability company validly existing and in good standing under the laws of the jurisdiction in which it is organized. Buyer has full limited liability company power and authority to carry on the business in which it is engaged. Buyer is a limited liability company validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer has full limited liability company power and authority to carry on the business in which it is engaged. The execution and delivery of this

Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, result in a breach or default under Buyer’s limited liability company agreement or other governing instrument.
          Section 4.03 Brokers Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
          Section 4.04 Consents and Approvals. No consent or approval of any Person, is required with respect to the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby or the performance of its obligations under the Agreement.
          Section 4.05 No Registration. Buyer understands and acknowledges that none of the LLC Interests have been or will be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state of the United States.
          Section 4.06 Investment Intent. The LLC Interests are being acquired for Buyer’s own account for investment purposes and not with the view to, or for resale in connection with, any distribution, or public offering thereof within the meaning of the Securities Act. The entire legal and beneficial interest of the LLC Interests is being acquired, and will be held, for Buyer’s account only, and neither in whole nor in part for any other person or entity. Buyer understands and acknowledges that no market exists for the LLC Interests and that the LLC Interests may not be sold except pursuant to a registration statement under the Act or pursuant to applicable federal and state exemptions from registration.
          Section 4.07 Accredited Investor. Buyer is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.
          Section 4.08 Reliance by Seller; Suitability and Sophistication. Buyer understands and agrees that Seller is relying upon the accuracy of the representations, warranties, acknowledgments and agreements set forth herein in complying with the obligations of Seller under applicable securities laws. Buyer has (a) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of acquiring the LLC Interests and of making an informed investment decision, (b) independently evaluated the risks and merits of acquiring the LLC Interests and has independently determined that the LLC Interests is a suitable investment for it, and (c) sufficient financial resources to bear the loss of its entire investment in the LLC Interests.
          Section 4.09 Condition of Assets and Limitations of Seller’s Representations. Buyer acknowledges that (a) Buyer will have a reasonable opportunity to inspect and investigate the Property and all matters relating thereto, including, without limitation, all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Buyer’s choosing and (b) Buyer will acquire the LLC Interests based upon Buyer’s own investigation and inspection. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, WITH THE EXCEPTION OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN

ARTICLE 3, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, IN RESPECT OF THE LLC INTERESTS OR THE PROPERTY, INCLUDING, WITHOUT LIMITATION, AS TO THE PHYSICAL, ENVIRONMENTAL OR OPERATING CONDITION OF THE PROPERTY OR THE PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATION AND SIMILAR STRUCTURAL AND OPERATING COMPONENTS, OR THE FINANCIAL CONDITION, PAST, PRESENT OR FUTURE, OF THE PROPERTY OR THE LLC. BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS EXPRESSLY DISCLAIMED ANY SUCH OTHER OR IMPLIED REPRESENTATIONS AND WARRANTIES NOTWITHSTANDING THE DELIVERY TO BUYER OR ITS AGENTS OR REPRESENTATIVES (AND IN THE CASE OF BUYER, ANY OFFICER, DIRECTOR OR EMPLOYEE THEREOF) OF ANY DOCUMENTATION OR OTHER INFORMATION, INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER SHALL BE UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER, ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES.
          Section 4.10 Release from Liability. Except as may be expressly provided in this Agreement, Buyer, for itself and its successors in interest, releases Seller and its successors in interest from, and waives all claims and liability against Seller for, any structural, physical and/or environmental condition at the Property, and hereby releases Seller from, and waives all liability against Seller attributable to, the structural, physical and/or environmental condition of the Property, including without limitation the presence, discovery or removal of any hazardous substances in, at, about or under the Property, or connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by SARA Superfund Amendment and Reauthorization Act of 1986), and as may be further amended from time to time) or any related claims or causes of action or any other federal or state based statutory or regulatory causes of action for environmental contamination at, in or under the Property.
ARTICLE 5
Unitholder’s Representations and Warranties
          Section 5.01 Unitholder’s Representations and Warranties. Unitholder hereby represents and warrants to Seller as of the date hereof as follows:
     (a) Unitholder has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Unitholder. This Agreement has been duly executed and delivered by Unitholder, and constitutes a valid and binding obligation of Unitholder, enforceable against Unitholder in accordance with its terms.

          (b) Unitholder is a limited liability company validly existing and in good standing under the laws of the jurisdiction of its formation. Unitholder has full limited liability company power and authority to carry on the business in which it is engaged. The execution and delivery of this Agreement do not, and the consummation by Unitholder of the transactions contemplated hereby will not, result in a breach or default under (with or without notice or lapse of time, or both), Unitholder’s limited liability company agreement or other governing instrument or any contract, agreement or other instrument binding upon Unitholder.
          (c) No consent or approval of any Person, is required with respect to the execution and delivery of this Agreement by Unitholder or the consummation by Unitholder of the transactions contemplated hereby or the performance of Unitholder’s obligations under the Agreement.
          (d) Unitholder will realize a substantial economic benefit as a result of the consummation of the transactions contemplated hereby.
          (e) Unitholder legally and beneficially owns, and at Closing will own, BHP Units with a fair market value equal to or greater than the sum of (i) the Purchase Price plus (ii) the Purchase Price, as that term is defined in the Limited Liability Company Interests and Asset Purchase Agreement of even date herewith by and among Buyer and certain affiliates of Seller relating to the sale of the Pink Shell Beach Resort & Spa (the “Pink Shell Agreement”), free and clear of any liens, claims and encumbrances. Upon satisfaction of Buyer’s obligation to pay the Purchase Price pursuant to the redemption of BHP Units as contemplated by this Agreement, if applicable, BHP shall acquire good, marketable and valid title to that portion of the BHP Units redeemed in payment of the Purchase Price, free and clear of any liens, claims and encumbrances.
ARTICLE 6
Closing Conditions And Deliveries
          Section 6.01 Mutual Conditions. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of the following conditions precedent:
          (a) With the exception of the filing of the OP Merger Certificate (as defined in the Merger Agreement), all of the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the conditions set forth in Section 5.1(a) and Section 5.2(a) thereof, shall have been satisfied.
          Section 6.02 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall also be subject to the fulfillment or waiver by Seller of the following conditions:
          (a) The representations and warranties of Buyer set forth in Article 4 shall be true and correct in all material respects with the same effect as if made at and as of the Closing Date.

          (b) Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by Buyer hereunder at or prior to the Closing.
          (c) Seller shall have received the documents required to be delivered by Buyer pursuant to Section 2.04.
          Section 6.03 Additional Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall also be subject to the fulfillment or waiver by Buyer of the following conditions:
          (a) The representations and warranties of Seller set forth in Article 3 shall be true and correct in all material respects with the same effect as if made at and as of the Closing Date.
          (b) Seller shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by Seller hereunder at or prior to the Closing.
          (c) Buyer shall have received the documents required to be delivered by Seller pursuant to Section 2.05.
ARTICLE 7
Agreements of the Parties
          Section 7.01 Maintain Hotel; Construction.
          (a) Subject to Section 7.07, at all times prior to the Closing Date, Seller shall operate the Property, or cause the Property to be operated, in the ordinary course of business consistent with past practices and continue to maintain the insurance on the Property consistent with past practice. In addition, prior to the Closing Date, Seller shall not, without the prior written consent of Buyer: (i) permit any new leases or material agreements with respect to the Property or the LLC that are not terminable by Seller or the LLC upon 30 days notice or less without the payment of a termination fee or penalty; (ii) permit the LLC to grant any liens or encumbrances on the Property other than liens arising in the ordinary course of business; or (iii) transfer or otherwise dispose of the Property.
          (b) Notwithstanding Section 7.01(a), Buyer hereby acknowledges that Seller has commenced the Project on the Property. Nothing set forth in this Agreement shall restrict or prohibit Seller from pursuing development of the Project at such time and on the schedule determined by Seller in its sole discretion, but in all events, in accordance in all material respects with all applicable contracts, laws, rules and regulations. For purposes hereof, the “Project” means the ongoing redevelopment of and construction on the Property.
          Section 7.02 Buyer’s Access to Information and Records Before Closing. Subject to Section 7.03, from and after the date of this Agreement until Closing, Seller shall permit representatives of Buyer to have reasonable access during customary business hours, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, books, records, contracts, tax records and documents of or pertaining to the LLC and the Property.
          Section 7.03 Confidentiality. Each of the parties hereto (each a “Receiving Party”) agrees, and shall cause each of its representatives and agents, to keep confidential and not disclose any and all information and data of a proprietary or confidential nature with respect to another party (a “Disclosing Party”) which it has received in connection with this Agreement and the transactions contemplated hereby other than information which is or becomes generally available to the public other than as a result of disclosure by the Receiving Party in violation of this Agreement; provided, however, that notwithstanding the foregoing, each of the parties hereto shall be free to disclose any such information or data (a) to the extent required by applicable law, and (b) during the course of or in connection with any legal proceeding based upon or in connection with the subject matter of this Agreement. In the event of termination of this Agreement, each party shall return all documents (including copies thereof) obtained hereunder by such party from the other party (unless readily available from public information sources). The Receiving Party will use such confidential information solely in connection with the transaction contemplated by this Agreement. This Section 7.03 shall survive any termination of this Agreement. Except as required by law, neither party shall, without the prior written consent of the other party, disclose or make public this Agreement, its terms or the transactions contemplated by this Agreement.
          Section 7.04 Further Assurances. Prior to, at and after the Closing, each party to this Agreement shall execute and deliver such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as is reasonably requested by a party hereto, in order to effectuate the terms and conditions of this Agreement.
          Section 7.05 Title Matters. In the event Buyer elects to obtain a title policy in respect of the Property at Closing, Seller shall obtain such title policy from Fidelity National Title Insurance Company, Cleveland, Ohio (the “Title Company”) and Seller shall execute customary title affidavits and certificates as are required by the Title Company in connection with the issuance of the title policy. In addition, Seller shall be obligated to remove any monetary, mortgage or other financing liens on the Property arising from and after the Effective Date regardless of whether Buyer elects to obtain a title policy. Notwithstanding the foregoing, Seller shall, in no event, be obligated to remove the mortgage and financing liens with respect to the indebtedness evidenced in that certain Loan Agreement, dated as of February 1, 2006, between the LLC and Orion Bank, a Florida banking corporation (the “Orion Loan”).
          Section 7.06 Indemnity Obligation. From and after the Closing, Seller shall indemnify and hold Buyer harmless against any expenses incurred by the LLC prior to December 23, 2005 that are not paid prior to the Closing. Buyer represents and warrants that to Buyer has no knowledge of any such unpaid expenses (it being understood and agreed that Buyer’s knowledge in this Section shall mean and be limited to the actual knowledge of Robert W. Boykin). This Section 7.06 shall survive the Closing.
          Section 7.07 Casualty; Condemnation. Buyer shall not be relieved of Buyer’s obligations hereunder notwithstanding the occurrence of any damage or destruction to the

Property or any condemnation of all or any portion of the Property, provided that, prior to Closing, Seller shall and shall cause the LLC to diligently pursue any insurance claims or any rights Seller or the LLC may have in connection with any condemnation proceedings relating to the Property.
          Section 7.08 Employee Matters; Workers Compensation Claims. At Closing, Buyer shall receive as a credit against the Purchase Price an amount equal to $1,114, in respect of vacation pay for employees of the resort business operated on the Property. As of the Closing Date, (a) to the extent permitted by applicable law, the REIT (as defined in the Merger Agreement) shall assume all worker’s compensation liabilities relating to the Property arising on or prior to the Cut-Off Date (“Pending WC Claims”) and (b) Parent (as defined in the Merger Agreement) shall use its best efforts to cause the release of Boykin Management Company Limited Liability Company from all such Pending WC Claims, it being understood and agreed that “best efforts” shall not include payment of liquidated damages to Liberty Mutual unless the failure to pay such amounts would not be commercially reasonable.
ARTICLE 8
Purchase Price Adjustments
          Section 8.01 Interim Adjustment Amount. Buyer and Seller acknowledge and agree that the Interim Adjustment Amount was calculated as of March 31, 2006 and as set forth on Exhibit B of this Agreement.
          Section 8.02 Adjustment Amount.
          (a) Seller and Buyer acknowledge and agree that the Adjustment Amount shall be determined in accordance with this Section 8.02 and Exhibit A of this Agreement. If the Adjustment Amount results in a net credit in favor of Seller, the Purchase Price shall be increased by the amount of the Adjustment Amount. If the Adjustment Amount results in a net credit in favor of Buyer, the Purchase Price shall be reduced by the amount of the Adjustment Amount.
          (b) Prior to Closing, Seller shall deliver to Buyer monthly financial reports in respect of the Project. Seller shall use good faith efforts to include in such financial reports all material information in Seller’s possession to be included in the calculation of the Adjustment Amount, provided that Seller and Buyer acknowledge and agree that Seller’s failure to include any amounts in any monthly report shall not prevent the inclusion of such amounts in the calculation of the Adjustment Amount at Closing. Absent manifest error, the books, records and calculations of Seller relating to the Adjustment Amount, which shall be kept and made by Seller in good faith, shall be binding on all parties to this Agreement.
ARTICLE 9
Termination
          Section 9.01 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time as provided below:

          (a) By mutual written agreement of Buyer and Seller;
          (b) By Buyer or Seller if a court of competent jurisdiction or other governmental entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;
          (c) By Buyer or Seller, upon termination of the Merger Agreement; and
          (d) By Seller, if Seller or any of their respective Affiliates shall have received a Superior Proposal.
          Section 9.02 Termination Fee. In the event of termination of this Agreement by Seller as provided in Section 9.01(d), Seller shall pay Buyer an amount equal to the amount of Buyer’s reasonable out-of-pocket expenses for which Buyer has not theretofore been reimbursed by Seller, provided that the aggregate amount of expenses reimbursed pursuant to this Section 9.02 and Section 9.02 of the Pink Shell Agreement shall not exceed $350,000.
          Section 9.03 Effect of Termination. In the event of termination of this Agreement by Buyer or Seller as provided in this Article 9, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer or Seller, other than the confidentiality provisions of Section 7.03, Section 9.02, this Section 9.03 and Article 11, which provisions shall survive such termination. Notwithstanding the foregoing, to the extent that such termination results from a Party’s intentional misconduct or the willful breach by a Party of any representation, warranty or covenant set forth in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Parties as a result of such breach.
ARTICLE 10
Remedies; Power of Attorney
          Section 10.01 Seller’s Specific Performance. Subject to the last sentence of Section 9.03, in the event the Closing fails to occur because of Seller’s failure to perform its obligations under this Agreement, Buyer shall have the right as its sole and exclusive remedy to specific performance by Seller of its obligations under this Agreement.
          Section 10.02 Indemnification. From and after the Closing, Buyer hereby agrees to indemnify, hold harmless and defend Seller and its parent companies, directors, officers, employees, agents and representatives from and against any and all Liabilities incurred by any of the foregoing resulting from, arising out of or caused by any liability of Marathon Manager or the LLC. From and after the Closing, Unitholder hereby agrees to indemnify, hold harmless and defend Seller and its parent companies, directors, officers, employees, agents and representatives from and against any and all Liabilities incurred by any of the foregoing resulting from, arising out of or caused by a breach of Unitholder’s representations and warranties set forth in Section 5.01(e). This Section 10.02 shall survive the Closing.
          Section 10.03 Buyer’s Specific Performance; Limited Power of Attorney.

          (a) Notwithstanding anything to the contrary set forth in this Agreement, if the transactions contemplated hereby are not consummated by reason of Buyer’s default of its obligation to purchase the LLC Interests pursuant to the terms of this Agreement (a “Purchase Default”), Seller or its parent company shall be entitled, as its sole and exclusive remedy, to (i) cause the transfer and assignment to, and redemption by, BHP of BHP Units owned by Unitholder with a value (determined in accordance with Section 2.03(c)) equal to the unpaid portion of the Purchase Price, in satisfaction of Buyer’s payment obligations set forth in Section 2.03 and (ii) retain or direct payment of cash proceeds of the Merger (as defined in the Merger Agreement) otherwise payable to Unitholder (“Unitholder’s Proceeds”) in satisfaction of Buyer’s obligation to pay the Purchase Price or any portion thereof.
          (b) In furtherance of Section 10.03(a)(i), effective upon the occurrence of a Purchase Default, Unitholder hereby constitutes and irrevocably appoints Seller, by and through any of Seller’s officers, employees, attorneys, representatives or agents, its true and lawful Attorney-In-Fact, in its name and place and stead and for its benefit, said appointment being coupled with an interest, for the limited purpose of causing the assignment and transfer of BHP Units to Seller in accordance with the terms of this Agreement, including the execution of such assignments and other transfer instruments as Seller may reasonably deem necessary.
          (c) In furtherance of Section 10.03(a)(ii), upon execution of this Agreement, Unitholder shall execute and deliver to Seller a letter in the form attached hereto as Exhibit C (“Payment Agent Letter”). Following a Purchase Default, Seller shall be entitled to deliver the Payment Agent Letter to the Payment Agent named therein and take any and all other actions necessary to cause the Payment Agent to deliver the Unitholder’s Proceeds as directed in the Payment Agent Letter. Upon payment of the Purchase Price by Buyer or termination of this Agreement in accordance with Article 9 hereof, whichever occurs first, Seller shall promptly return the original execution copy of the Payment Agent Letter to Unitholder.
ARTICLE 11
Miscellaneous
          Section 11.01 Survival. None of the representations and warranties of the Parties will survive the Closing.
          Section 11.02 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that Seller and its Affiliates may make any public disclosure Seller or its Affiliates believes in good faith, based upon the advice of its counsel, is required by law or regulation or the listing standards of the New York Stock Exchange (in which case Seller will advise Buyer to the extent practicable prior to making the disclosure). Any press releases made with the prior knowledge of Robert Boykin shall be deemed to have been made with the prior written approval of Buyer and Unitholder.
          Section 11.03 Entire Agreement. This Agreement (including the documents referred to herein) and the Exhibits hereto constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.
          Section 11.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and its successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, except that Buyer shall be permitted to assign this Agreement to an entity owned and controlled by Robert Boykin and Jack Boykin.
          Section 11.05 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.
          Section 11.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          Section 11.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 11.08 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Copy to:

c/o Boykin Lodging Company	Baker & Hostetler LLP
Guildhall Building	3200 National City Center
45 W. Prospect Avenue, Suite 1500	Cleveland, Ohio 44114
Cleveland, Ohio 44115	Attn: John M. Gherlein
Attn: Richard Conti

If to Buyer or Unitholder:	Copy to:

c/o Robert Boykin	Timothy Q. Hudak
Guildhall Building	Eckert, Seamans, Cherin & Mellott, LLC
45 W. Prospect Avenue, Suite 1550	U.S. Steel Tower
Cleveland, Ohio 44115	600 Grant Street, 44th Floor
Pittsburgh, Pennsylvania 15219
Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
          Section 11.09 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio.
          Section 11.10 Consent to Jurisdiction; Venue. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of Ohio and to the jurisdiction of the United States District Court for the Northern District of Ohio, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the Parties irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Ohio state or federal court sitting in the City of Cleveland. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such Party. Nothing in this Section 11.10 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.
          Section 11.11 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing with the prior authorization of its boards of directors or other governing bodies. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
          Section 11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
          Section 11.13 Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay for any transfer, mortgage, documentary stamp and sales taxes and fees (including State and County mortgage and deed taxes) incurred in connection with the consummation of the transactions contemplated hereby.
          Section 11.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. The terms “hereof,” “herein,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (including all of the Exhibits hereto), and Article, Section and Exhibit references are to the Articles, Sections and Exhibits to this Agreement unless otherwise specified.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     In Witness Whereof, each of the parties hereto has caused this Agreement to be duly executed by its respective authorized representative as of the date first above written.

SELLER:	BELLBOY, INC.

	By:	/s/ Richard C. Conti

	Its:	Vice President

BUYER:	NEW BANANA BAY, LLC

	By:	/s/ Robert W. Boykin

	Its:	Managing Member

UNITHOLDER:	JABO LLC, a Delaware limited liability company

By: Boykin Management Company Limited Liability Company, its Managing Member

	By:	The Boykin Group, Inc., its Member

	By:	/s/ Robert W. Boykin

Robert W. Boykin President
     The undersigned hereby executes this Agreement for the sole purpose of acknowledging and agreeing to Sections 2.03 and 10.03 hereof.

BHP:	BOYKIN HOTEL PROPERTIES, L.P.

By: Boykin Lodging Company, its general partner

	By:	/s/ Richard C. Conti

	Its:	President

Exhibit A
Adjustment Amount Methodology
The Purchase Price shall be adjusted by 50% (to reflect Marathon Manager’s 50% ownership interest in the LLC) of each of the following:
(1)	Increased by all capitalized costs and expenditures incurred from April 1, 2006 through Closing.

(2)	Increased by the value recorded on the balance sheet for the LLC for each of the following on the Closing Date:

Cash — Operating Account	A/R — Intercompany
Cash — Operating	A/R Trade
Cash — Payroll	A/R Other
Cash — Merchant	A/R Guest Ledger
Cash — Depositary	A/R Miscellaneous
Cash — House Bank	A/R Owner
Cash Imprest Account	Prepaid Maintenance Contracts
Cash Concentration	Prepaid Other
Cash Mastercard Visa	Prepaid Health Insurance
Cash Discover	Prepaid Development
Cash American Express	Prepaid — Other Costs
A/R — Trade	Deposits Security
, together with such other categories of assets as may arise in the ordinary course of business prior to Closing.
(3)	Decreased by the value recorded on the balance sheet for the LLC for each of the following on the Closing Date:

A/P — Trade	Accrued — Real Estate Tax
A/P — Capital Expenditures	Accrued — Personal Property Tax
A/P Trade	Accrued Payroll
A/P Other	Accrued Bonus Expense
A/P Clearing	Accrued Insurance
A/P Intercompany	Accrued Workers Compensation-Premiums
A/P BMC	Accrued Vacation
A/P Advance Deposits	Accrued Utilities
A/P Gift Certificates	Accrued Other
A/P All Other	Accrued Pension 401(k)
Accrued — Audit/Tax Fees	Occupancy Tax Payable
Accrued — Legal Fees	Sales Tax Payable
Accrued — Interest – Debt	Use Tax Payable
Accrued — Other

, together with such other categories of liabilities as may arise in the ordinary course of business prior to Closing.
(4)	Decreased by the net income (or increased by the net loss) (calculated in accordance with GAAP) of the LLC from 12:01 a.m. on April 1, 2006 through Closing, without deduction for depreciation and amortization and prior to any income and expenses relating to any incidents giving rise to workers compensation claims occurring prior to the Cut-Off Date.

(5)	Increased by a prorata portion (based upon # days elapsed/365) of any prepaid property, casualty, worker’s compensation or other insurance.

(6)	Increased by net additions (or decreased by net reductions) in inventory levels (including, but not limited to Beverage, Gift Shop, Fuel/Oil, Spa Merchandise and Other) as reflected on the balance sheet at the Property at Closing, as compared to the inventory at March 31, 2006, which totaled $0.

(7)	Increased by imputed interest for the period from April 1, 2006 through Closing based upon the total of (a) $65,929 plus (b) the project costs of the Marathon development (calculated at a monthly interest rate equal to Seller’s monthly interest rate under that certain Senior Secured Line of Credit by and among Seller certain of its affiliates and Lehman Brothers Bank, FSB and Lehman Commercial Paper, Inc., excluding any amounts payable in respect of the non-use fee payable thereunder).
In addition, the Purchase Price shall be decreased by $1,114, representing the credit to Buyer contemplated by Section 7.08 of this Agreement.

Exhibit B
Interim Adjustment Amount Calculation
See attached.

Marathon Partners—100%

Accounting				Pro-rated	Development
Date	Payee	Description	Total Amount	Amount	Costs	Acquisition Costs	Loan Costs	Postage	Travel
12/14/2005	Orion Bank	Appraisal Costs	5,500.00	5,500.00			5,500.00
1/12/2006	Purchase of the Property	net of Mortgage	2,912,201.06	2,912,201.06		2,912,201.06
1/13/2006	DHL		37.52	37.52				37.52
1/20/2006	Robert Boykin	1/9 Marathon City Planning Meeting	407.89	407.89					407.89
1/20/2006	Turrell & Assoc	Dec Fees	707.50	159.76	159.76
1/24/2006	DHL	Loan package	13.19	13.19				13.19
1/27/2006	Julie L. Richter	Acquisition Travel	1,245.87	1,245.87					1,245.87
1/31/2006	The Craig Company	December Dev Fees	1,718.37	388.02	388.02
1/31/2006	Gunster, Yoakley	VS BB Marathon Inc & Manson	9,573.72	9,573.72		9,573.72
1/31/2006	Gunster, Yoakley	Close on Purchase	1,113.00	1,113.00		1,113.00
2/1/2006	Orion Bank	Loan closing costs	134,633.00	134,633.00			134,633.00
2/6/2006	John J. Wolfe PA	Prof Fees — Dev Agreement	2,716.00	2,716.00	2,716.00
2/14/2006	MBI/K2M Architecture	Add'l Survey/Ins Review	5,125.00	5,125.00	5,125.00
2/14/2006	MBI/K2M Architecture	Jan Development Fees	52,651.04	52,651.04	52,651.04
2/14/2006	MBI/K2M Architecture	December Dev Fees	43,581.75	9,841.04	9,841.04

Total			3,171,224.91	3,135,606.11	70,880.86	2,922,887.78	140,133.00	50.71	1,653.76
This schedule represents 100% of the activity of the Partnership. Boykin’s share is 50%.

Marathon Partners—100%

Accounting Date	Payee	Description	Amount	Development Costs	Loan Costs	Acquisition Costs	Postage	Capital	Conf. Calls
2/21/2006	Turrell & Assoc	Jan Fees — Dock Reno	882.50	882.50
2/21/2006		Carpet for Bungalow	1,315.08					1,315.08
2/21/2006	Mark Thompson	Legal Fees****	4,500.00			4,500.00
2/22/2006	Gary Zdolshek	Reimbursement for expenses****	1,329.14			1,329.14
2/27/2006	Fred’s Beds	Bungalow Furniture	4,570.91					4,570.91
2/28/2006	Boykin Management	Conf Call — BBR Parking	43.84						43.84
2/28/2006	The Craig Company	January Development Fees	6,071.59	6,071.59
3/6/2006	Banana Bay Resort	Plumbing items for Bungalows	1,725.24					1,725.24
3/10/2006	Fred’s Beds	Swivel Rocker	321.43					321.43
3/14/2006	DHL		7.33				7.33
3/14/2006	Turrell & Assoc	Fees/EFO Permit	752.50	752.50
3/17/2006	DHL		12.24				12.24
3/21/2006	John J. Wolfe PA	Feb Services — Development	3,948.00	3,948.00
3/21/2006	eBluepring Lakeside	blueprints	214.57	214.57
3/27/2006	MBI/K2M Architecture	Progress billing	49,108.95	49,108.95
3/29/2006	Beacon Construction	Trailer Reconstruction Costs	10,258.50					10,258.50
3/31/2006	Baker & Hostetler	accrue 1st qtr fees	19,758.94	3,434.28		16,324.66
3/31/2006	MBI/K2M Architecture	accrue 1st qtr fees	45,618.52	45,618.52
3/31/2006	PMC	accrue 1st qtr fees	6,000.00	6,000.00
3/31/2006	DHL		73.75				73.75
3/31/2006	The Craig Company	Feb Fees	2,461.00	2,461.00
3/31/2006	BMC	conference calls	8.74						8.74
3/31/2006	Baker & Hostetler	accrue 1st qtr fees	21,926.83		21,926.83

Total			180,909.60	118,491.91	21,926.83	22,153.80	93.32	18,191.16	52.58
This schedule represents 100% of the activity of the Partnership. Boykin’s share is 50%.

****allocated

Boykin Hotel Properties
Interest on Marathon Development
2006

								INTEREST		NON-USE FEES
										0.375%
	Principal	Period Outstanding		Number	Base Rate/				Total	Increases	Total	Net	Cumulative
Spend	Amount	From	To	of Days	LIBOR	Spread	Rate	Interest	by Month	in non-use fees	by Month	interest cost	Costs
35,440.43	35,440.43	2/15/2006	2/20/2006	6	4.6250%	3.750%	8.3750%	49.47		2.22
441.25	35,881.68	2/21/2006	2/27/2006	7	4.6250%	3.750%	8.3750%	58.43		2.62
3,035.80	38,917.48	2/28/2006	2/28/2006	1	4.6250%	3.750%	8.3750%	9.05	116.95	0.41	5.24	111.71	111.71

	38,917.48	3/1/2006	3/13/2006	13	4.6250%	3.750%	8.3750%	117.71		5.27
376.25	39,293.73	3/14/2006	3/20/2006	7	4.6250%	3.750%	8.3750%	63.98		2.87

2,081.29	41,375.01	3/21/2006	3/26/2006	6	4.6250%	3.750%	8.3750%	57.74		2.59

24,554.48	65,929.49	3/27/2006	3/31/2006	5	4.6250%	3.750%	8.3750%	76.68	316.11	3.43	14.16	301.95	413.67

Banana Bay — Marathon
Profit & Loss
Year to Date

	2/15/2006			3/31/2006			Purchase price adjustment
	Corporate YTD	Hotel YTD	Total	Corporate YTD	Hotel YTD	Total	Corporate YTD	Hotel YTD	Total

Rooms Revenue	$—	$178,717	$178,717	$—	$547,994	$547,994	$—	$369,277	$369,277
F&B Revenue	—	—	—	—	—	—	—	—	—
Other Revenue	—	6,814	6,814	—	13,970	13,970	—	7,156	7,156

TOTAL REVENUE	—	185,531	185,531	—	561,964	561,964	—	376,433	376,433

Room Expense	—	35,184	35,184	—	92,062	92,062	—	56,878	56,878
F&B Expense	—	—	—	—	—	—	—	—	—
All Other Expenses	—	2,003	2,003	—	6,474	6,474	—	4,471	4,471

TOTAL DEPT EXPENSE	—	37,187	37,187	—	98,536	98,536	—	61,349	61,349

Rooms Profit		143,533	143,533		455,932	455,932	—	312,399	312,399
F&B Profit		—	—		—	—	—	—	—
All Other Profit		4,811	4,811		7,496	7,496	—	2,685	2,685

TOTAL DEPT PROFIT	—	148,344	148,344	—	463,428	463,428	—	315,084	315,084

Administrative and general	—	25,306	25,306	—	72,739	72,739	—	47,433	47,433
Marketing	—	1,010	1,010	—	2,784	2,784	—	1,774	1,774
Utilities	—	20,020	20,020	—	39,801	39,801	—	19,781	19,781
Repairs & Maintenance	—	18,907	18,907	6,600	36,630	43,230	6,600	17,723	24,323
Franchise Fees	—	—	—	—	—	—	—	—	—
Management Fees	—	9,276	9,276	—	28,095	28,095	—	18,819	18,819

TOTAL UNDISTRIBUTED	—	74,519	74,519	6,600	180,049	186,649	6,600	105,530	112,130

HOUSE PROFIT	—	73,825	73,825	(6,600)	283,379	276,779	(6,600)	209,554	202,954

Property Insurance	8,384	2,425	10,809	33,537	4,738	38,275	25,153	2,313	27,466
Property Taxes	5,822	—	5,822	13,721	—	13,721	7,899	—	7,899
Rent	—	—	—	—	—	—	—	—	—
Other Fixed Expenses	43,313	9,735	53,048	49,773	—	49,773	6,460	(9,735)	(3,275)

OPERATING INCOME (LOSS)	(57,519)	61,665	4,146	(103,631)	278,641	175,010	(46,112)	216,976	170,864

Mortgage Interest	25,025	—	25,025	105,679	—	105,679	80,654	—	80,654
Amortization of deferred financing costs	3,343	—	3,343	15,200	—	15,200	11,857	—	11,857
Depreciation expense	2,255	—	2,255	24,597	—	24,597	22,342	—	22,342

NET INCOME (LOSS)	(88,142)	61,665	(26,477)	(249,107)	278,641	29,534	(160,965)	216,976	56,011

Adjustments to Net Income (Loss)
Depreciation expense	2,255	—	2,255	24,597	—	24,597	22,342	—	22,342
Amortization of deferred financing costs	3,343	—	3,343	15,200	—	15,200	11,857	—	11,857
Other adjustments	41,496	—	41,496	41,496	—	41,496	—	—	—

ADJUSTED INCOME	(41,048)	61,665	20,617	(167,814)	278,641	110,827	(126,766)	216,976	90,210

Purchase Price	Marathon
Marathon profit adjustment	(45,105.14)
Pre-Feb 15 th capital — Marathon	1,567,803.05
Post Feb 15 th capital — Marathon	90,454.80
Interest through 3/31/2006 — Marathon	413.67
Marathon inventory adjustment	—

Total Purchase Price Adj.	$1,613,566.39

Exhibit C
Payment Agent Letter
[Payment Agent Name]
[Payment Agent Address]
May ___, 2006
     Re:     Payment of Merger Consideration
Ladies and Gentlemen:
     Reference is made to that certain Agreement and Plan of Merger, dated May ___, 2006, among [Parent], [REIT Merger Sub], [OP Merger Sub], [Company] and [Operating Partnership] (the “Merger Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
     Pursuant to the Merger Agreement, the undersigned, JABO LLC, a Delaware limited liability company (“Unitholder”) is entitled to receive certain Common Share Merger Consideration of no less than $                                         1 (the “Merger Consideration”). [Unitholder] hereby authorizes and directs [ Payment Agent] to pay the Merger Consideration, or such portion thereof as is set forth on Schedule 1 attached hereto, to Boykin Lodging Company, an Ohio corporation (the “Company”), or the Company’s designee identified on Schedule 1, pursuant to the wire transfer instructions set forth on Schedule 1.

Sincerely, [Unitholder]

[1]	The Company shall be entitled to insert the appropriate amount of Merger Consideration and complete Schedule 1 prior to delivery to the Payment Agent.

Schedule 1
Wire Transfer Instructions
Payee:
Payee EIN:
Payment Amount:$
Wire Transfer Instructions: